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                                                                EXHIBIT 21


                  Subsidiaries of Racing Champions Corporation

        As of the date of the Registration Statement to which this is an exhibit, the subsidiaries of Racing Champions Corporation were as follows:

Name                                Incorporation

Racing Champions, Inc.              Illinois
Racing Champions Limited            Hong Kong